Exhibit 10.9

June 30, 2011

Michael Keane

Re:	Executive Vice President and Chief Financial Officer Agreement with Genomatica, Inc.

Dear	Mike,

Genomatica, Inc. (the “Company”) is pleased to offer you the position of Executive Vice President and Chief Financial Officer pursuant to the terms of this letter agreement (this “Agreement”). This Agreement is made and entered into as of the last day either party executes this Agreement. Should you accept this offer, your start date shall be no later than August 22, 2011 (the “Effective Date”). This offer will expire on July 11, 2011. You and the Company hereby agree as follows:

1. Employment.

1.1 Title and Duties. You shall have the title of Executive Vice President and Chief Financial Officer of the Company (“CFO”). In your capacity as CFO you shall have the responsibilities typically required of a CFO, as well as any other services, acts and things as may be required from time to time by the Company. You will report to the Chief Executive Officer of the Company (“CEO”).

1.2 Location. Your principal place of employment shall be the Company’s facility in San Diego, California, provided that the Company may from time to time require you to travel to other locations in connection with the Company’s business.

1.3 Policies and Practices. Your employment shall be governed by this Agreement and by the policies and practices established by the Company and the Board. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices or the Company’s Employee Handbook, this Agreement shall control.

1.4 Employment At Will. Your employment with the Company is “at will.” This means that either you or the Company may terminate the employment relationship at any time and for any reason or no reason, with or without cause or prior notice.

2. Compensation.

2.1 Base Salary. You shall receive a base salary of three hundred twenty-five thousand dollars ($325,000) per year, effective as of the Effective Date and less any required withholdings and deductions (the “Base Salary”). Such Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year. You will receive your Base Salary incrementally in semi-monthly payments on the Company’s regular payroll dates.

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2.2 Discretionary Bonus. In addition to the Base Salary, during each fiscal year of employment with the Company, you also will be eligible to receive an annual discretionary bonus of up to forty percent (40%) of your then-current base salary based on your performance, as determined by the Board in its sole discretion, against fundamental corporate and individual objectives to be determined by the Board after consultation with you. It is anticipated that thirty percent (30%) of this bonus will be against individual objectives and seventy percent (70%) be against fundamental corporate objectives pursued collectively by the executive management team. In addition to this discretionary bonus you are also eligible to receive a stretch bonus of up to 20% of your then-current base salary based on the attainment of corporate objectives that are deemed to lead to additional revenue generated beyond targeted plans as agreed upon on an annual basis by the Board. The Board shall have the sole discretion to determine the amount of the bonus, if any, for a given year. You must be employed on the date any bonus is awarded to be eligible for the bonus. Bonus amounts may be pro-rated for partial year service as determined by the Board in its sole discretion.

2.3 Benefits. You are eligible for twenty (20) days of paid time off, as well as holidays in accordance with Company policy. You are also eligible to participate in the Company’s employee benefits plans, including health and dental insurance plans, subject to Company policy and the terms and conditions of the applicable plans.

2.4 Changes to Compensation and Benefits. Your compensation and benefits (exclusive of the Company’s obligations under Section 4), including your Base Salary, are subject to annual review by the Compensation Committee of the Board and may be changed from time to time in the Company’s discretion.

2.5 Signing Bonus. Upon commencement of employment pursuant to this Agreement you will receive a one-time signing bonus of fifty thousand dollars ($50,000) (the “Signing Bonus”), less any required withholdings and deductions, payable on the Company’s first regularly-scheduled payroll date following such commencement of employment. In the event that you voluntarily terminate your employment with the Company within twelve (12) months of the Effective Date, other than a resignation for Good Reason pursuant to Section 4.7(c) hereof, you shall re-pay to the Company one hundred percent (100%) of the Signing Bonus.

2.6 Relocation Assistance. The Company will pay for your move of your household goods to San Diego, up to a maximum aggregate amount of thirty thousand dollars ($30,000), provided that you shall use the vendors supplied by the Company and follow the Company’s standard relocation policies and practices relating to the movement of household goods (the “Moving Expenses”). Additionally, the Company shall provide you with the following: i) temporary housing in the San Diego area until you purchase or lease a residence in San Diego, for a period of time up to a maximum of six (6) months following the Effective Date; and ii) reimbursement for expenses incurred by you in connection with the sale of your current residence (such as brokerage fees and closing costs), and reasonable expenses incurred by you and your wife in searching for and purchasing a residence in the San Diego area, up to a maximum aggregate amount of one hundred twenty five thousand dollars ($125,000) (the “Relocation Expenses”). The Company shall pay additional compensation to you in the amounts necessary to reimburse you, on an after-tax basis, for the additional income and employment

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taxes incurred by you as a result of the Company’s providing to you the Moving Expenses and Relocation Expenses. In the event that you voluntarily terminate your employment with the Company within twelve (12) months of the Effective Date, other than a resignation for Good Reason pursuant to Section 4.7(c) hereof, you shall repay to the Company one hundred percent (100%) of the Moving Expenses, the Relocation Expenses, and any tax gross-up amounts paid to you. Likewise, you shall not submit any claim for or be paid Moving Expenses or Relocation Expenses after your employment has terminated.

3. Stock Options. You shall be granted an option (the “Option”) to purchase one million (1,000,000) shares of the common stock of the Company pursuant to the terms of the Company’s 2008 Equity Incentive Plan (the “Plan”). To the maximum extent possible, the Option shall be an “incentive stock option” as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The Option will be governed by a separate Stock Option Agreement and the Plan. The exercise price of the Option will be equal to the fair market value of the common stock of the Company on the date of the grant, as determined by the Board in a manner consistent with Section 409A of the Code. Except as provided in Section 4.4 below, one-half of the total number of shares subject to the Option (500,000 shares) (the “Time-Based Shares”) will vest and become exercisable over four years so long as you provide Continuous Service (as defined in the Plan) to the Company in accordance with the Plan, according to the following schedule: 25% of the Time-Based Shares subject to the Option shall vest and become exercisable on the one-year anniversary of the Effective Date and l/48th of the Time-Based Shares subject to the Option shall vest and become exercisable at the end of each monthly period thereafter for a period of three years. Except as provided in Section 4.4 below, and subject to your Continuous Service to the Company, the remaining 500,000 shares subject to the Option (the “Performance-Based Shares”) will vest and become exercisable upon the achievement of performance objectives to be established by the Board.

4. Termination.

4.1 Termination for Death or Complete Disability. Your employment with the Company shall automatically terminate effective upon the date of your death or Complete Disability. In the event of a termination for death or Complete Disability, the Company shall pay to you or to your estate all base salary, accrued and unused vacation benefits, any accrued bonuses determined by the Board to have been earned by you in accordance with Section 2.2 and any other accrued benefits, in each case as earned through the date of termination, and any unreimbursed expenses incurred in accordance with Company policy, at the rates in effect at the time of termination, less standard deductions and withholdings. The Company shall thereafter have no further obligations to you, your estate, or your heirs under this Agreement, except as otherwise provided by law.

4.2 Termination for Cause or Resignation Without Good Reason. If your employment is terminated by the Company for Cause, or if you voluntarily resign your employment without Good Reason (as defined below), the Company shall pay you all base salary, accrued and unused vacation benefits and any accrued bonuses determined by the Board to have been earned by you in accordance with Section 2.2 and any other accrued benefits, in each case as earned through the date of termination, and any unreimbursed expenses incurred in accordance with Company policy, at the rates in effect at the time of termination, less standard

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deductions and withholdings. The Company shall thereafter have no further obligations to you under this Agreement.

4.3 Termination Without Cause or Resignation For Good Reason Not in Connection with a Change in Control. If, at any time other than within the three months immediately preceding or the 12 months immediately following the effective date of a Change in Control (as defined below), your employment terminates due to an involuntary termination (not including death or Complete Disability) without Cause, or due to your voluntary resignation for Good Reason, the Company shall pay you all base salary, accrued and unused vacation benefits and any accrued bonuses determined by the Board to have been earned by you in accordance with Section 2.2 and any other accrued benefits, in each case as earned through the date of termination, and any unreimbursed expenses incurred in accordance with Company policy, at the rates in effect at the time of termination, less standard deductions and withholdings. In addition, upon your furnishing to the Company an effective waiver and release of claims substantially similar to the form attached hereto as Exhibit A (the “Release and Waiver”) within the time frame set forth therein, but in no event later than 45 days following your termination date, you shall be entitled to: (1) a single lump-sum payment in an amount equal to twelve (12) months of your then-current base salary, subject to standard payroll deductions and withholdings, payable within 10 business days of the date the Release and Waiver becomes effective; (2) a lump sum payment equal to your then-current target bonus, subject to standard payroll deductions and withholdings, payable within thirty (30) days of the date the Release and Waiver becomes effective; and (3) provided that you timely elect such coverage, the continuation of your group health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) at the Company’s expense for a period of twelve (12) months following the termination date; provided, however, that in the event you become eligible for comparable group insurance coverage in connection with new employment, such COBRA premium payments by the Company shall terminate immediately (collectively, the “Severance Benefits”). Additionally, if such involuntary termination without Cause or voluntary resignation for Good Reason occurs within twelve (12) months of the Effective Date of this Agreement, and you furnish the effective Release and Waiver provided for herein, the vesting of the shares subject to the Option shall be accelerated such that twenty-five percent (25%) of said shares (250,000 shares) shall be deemed fully-vested and immediately exercisable effective as of the date of such termination or resignation. In the event you are eligible for Severance Benefits under this Section 4.3, you are not eligible for any Change In Control Severance Benefits under Section 4.4 below.

4.4 Termination Without Cause or Resignation For Good Reason in Connection with a Change in Control. If, within the three (3) months immediately preceding or the twelve (12) months immediately following the effective date of a Change in Control, your employment terminates due to an involuntary termination (not including death or Complete Disability) without Cause, or due to your voluntary resignation for Good Reason, the Company shall pay you all base salary, accrued and unused vacation benefits and any accrued bonuses determined by the Board to have been earned by you in accordance with Section 2.2 and any other accrued benefits, in each case as earned through the date of termination, and any unreimbursed expenses incurred in accordance with Company policy, at the rates in effect at the time of such termination, less standard deductions and withholdings. In addition, upon your furnishing to the Company the Release and Waiver within the time frame set forth therein, but in no event later than 45 days following your termination date, you shall be entitled to: (1) a single lump-sum

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payment in an amount equal to twelve (12) months of your then-current base salary, subject to standard payroll deductions and withholdings, payable within 10 business days of the date the Release and Waiver becomes effective; (2) a lump sum payment equal to your then-current target bonus, subject to standard payroll deductions and withholdings, payable within thirty (30) days of the date the Release and Waiver becomes effective; and (3) provided that you timely elect such coverage, the continuation of your group health continuation coverage under COBRA at the Company’s expense for a period of twelve (12) months following the termination date; provided, however, that in the event you become eligible for comparable group insurance coverage in connection with new employment, such COBRA premium payments by the Company shall terminate immediately; and (4) the vesting of the shares subject to the Option shall be accelerated such that one-hundred percent (100%) of said shares shall be deemed fully-vested and immediately exercisable effective as of the date of such termination. In the event you are eligible for Change In Control Severance Benefits under this Section 4.4, you are not eligible for any Severance Benefits under Section 4.3 above.

4.5 Application of Internal Revenue Code Section 409A. Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until you have a “separation from service” for purposes of Section 409A. Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-l(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and you are, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after your separation from service, or (ii) your death.

You shall receive severance benefits only if you execute and return to the Company, within the applicable time period set forth therein but in no event more than forty-five (45) days following the date of separation from service, the Release and Waiver attached to this Agreement as Exhibit A, and permit the Release and Waiver to become effective in accordance with its terms (such latest permitted date, the “Release and Waiver Deadline”). If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release and Waiver could become effective in the calendar year following the calendar year in which you separate from service, the Release and Waiver will not be deemed effective any earlier than the Release and Waiver Deadline. None of the severance benefits will be paid or otherwise delivered prior to the effective date of the Release and Waiver. Except to the minimum extent that payments must be delayed because you are a “specified employee” or until the effectiveness of the Release and Waiver, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices.

The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

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4.6 Limitation on Payments. If the value of any payment or other benefit you would receive from the Company or otherwise in connection with a Change in Control (the “Benefit”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Benefit shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either:

(i) the largest portion of the Benefit that would result in no portion of the Benefit being subject to the Excise Tax; or

(ii) the largest portion, up to and including the total, of the Benefit,

whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Benefit notwithstanding that all or some portion of the Benefit may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Benefit equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to the Company’s approval if made on or after the date on which the event that triggers the Benefit occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards unless you elect in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company within 15 calendar days after the date on which your right to a Benefit is triggered (if requested at that time by you or the Company) or such other time as requested by you or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Benefit, it shall furnish you and the Company with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Benefit. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company, except as set forth below.

If, notwithstanding any reduction described in this Section 4.6, the Internal Revenue Service (the “IRS”) determines that you are liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then such you shall be obligated to pay back to the Company, within 30 days after a final IRS determination or in the event that you challenge the final IRS

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determination, a final judicial determination, a portion of the payment equal to the “Repayment Amount.” The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that your net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in your net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, you shall pay the Excise Tax.

Notwithstanding any other provision of this Section 4.6, if (i) there is a reduction in the payment of benefits as described in this Section, (ii) the IRS later determines that you are liable for the Excise Tax, the payment of which would result in the maximization of your net after-tax proceeds (calculated as if your benefits had not previously been reduced), and (iii) you pay the Excise Tax, then the Company shall pay to you those benefits which were reduced pursuant to this Section contemporaneously or as soon as administratively possible after you pay the Excise Tax so that your net after-tax proceeds with respect to the payment of benefits is maximized.

4.7 Definitions.

(a) Change in Control. “Change in Control” shall have the meaning ascribed to it in Section 13(d) of the Plan; provided, however, that a merger or other transaction effected solely for the purpose of changing the domicile of the Company shall not constitute a “Change in Control” for purposes of this Agreement.

(b) Cause. “Cause” shall mean, as determined in the sole discretion of the Board following written notice of the condition(s) believed to constitute Cause, which notice shall describe such condition(s) and, to the extent such conditions are curable, a reasonable period of time, not to exceed 30 days following receipt of the written notice, to cure such conditions: (i) your repeated failure to satisfactorily perform your job duties; (ii) your failure to comply with all material applicable laws in performing your job duties or in directing the conduct of the Company’s business; (iii) your commission of any felony or intentionally fraudulent acts against the Company, its affiliates, employees, agents or customers; (iv) your participation in any activity that is directly competitive with or intentionally injurious to the Company or any of its affiliates or which violates the terms of your Proprietary Information and Inventions Agreement; or (v) your commission of any fraud against the Company or any of its affiliates, or use or intentional appropriation for your personal use or benefit of any funds or material properties of the Company not authorized by the Board to be so used or appropriated.

(c) Good Reason. “Good Reason” for you to terminate your employment hereunder shall mean the occurrence of any of the following events without your consent: (i) the relocation of your principal place of employment to a point more than thirty-five (35) miles from San Diego County, California; (ii) a material reduction in your base salary relative to your base salary in effect immediately prior

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to such reduction, unless such reduction is part of an across-the-board reduction in the salary level of all other executive officers of the Company by the same percentage amount; (iii) a material adverse change in your title, duties, authority or responsibilities relative to the title, duties, authority or responsibilities in effect immediately prior to such reduction, including, but not limited to, a change in your responsibilities such that you are not the highest ranking financial executive of the group of companies including the Company and its affiliates; or (iv) a material breach by the Company of its obligations under this Agreement; provided, however, that, such termination by you shall only be deemed for “Good Reason” pursuant to the foregoing definition if: (A) you give the Company written notice of your intent to terminate for Good Reason within 60 days following the first occurrence of the condition(s) that you believe constitute(s) Good Reason, which notice shall describe such condition(s); (B) the Company fails to remedy such condition(s) within 30 days following receipt of the written notice (the “Cure Period”); and (C) you voluntarily terminate your employment within 60 days following the end of the Cure Period.

(d) Complete Disability. “Complete Disability” shall mean your inability to perform your duties under this Agreement, whether with or without reasonable accommodation, because you have become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when you become disabled, the term “Complete Disability” shall mean your inability to perform your duties under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated you from satisfactorily performing all of your usual services for the Company, with or without reasonable accommodation, for a period of at least 180 days during any 12-month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

5. Confidential and Proprietary Information; Nonsolicitation.

5.1 As a condition of employment you agree to execute and abide by the Company’s standard Proprietary Information and Inventions Agreement, attached hereto as Exhibit B.

5.2 While employed by the Company and for one year thereafter, you agree that in order to protect the Company’s trade secrets and confidential and proprietary information from unauthorized use, you will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity.

6. Trade Secrets of Others. It is the understanding of you and the Company that you shall not divulge to the Company or its affiliates any confidential information or trade secrets belonging to others, including your former employers, nor shall the Company or its affiliates seek to elicit from you any such information. Consistent with the foregoing, you shall not provide to the Company or its affiliates, and the Company and/or its affiliates shall not request, any documents or copies of documents containing such information.

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7. Assignment and Binding Effect. This Agreement shall be binding upon and inure to the benefit of you and your heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of your duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by you. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

8. Choice of Law. This Agreement is made in the State of California. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.

9. Integration. This Agreement, including Exhibits A and B, contains the complete, final and exclusive agreement of the parties hereto relating to the terms and conditions of your employment and the termination of your employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the parties hereto. To the extent this Agreement conflicts with the Proprietary Information and Inventions Agreement attached as Exhibit B hereto, the Proprietary Information and Inventions Agreement controls.

10. Amendment. This Agreement cannot be amended or modified except by a written agreement signed by you and the CEO.

11. Waiver. No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

12. Severability. The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the intention of the parties hereto with respect to the invalid or unenforceable term or provision.

13. Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but you have been encouraged to consult with, and have consulted with, your own independent counsel and tax advisors with respect to the terms of this Agreement. The Company agrees to reimburse you, up to a maximum of two thousand dollars ($2,000), for attorneys’ fees incurred by you in securing review of the Agreement by a duly-licensed member of the California Bar. The parties hereto acknowledge that each party hereto and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

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14. Representations and Warranties. You represent and warrant that you are not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that your execution and performance of this Agreement will not violate or breach any other agreements between you and any other person or entity.

15. Counterparts; Facsimile. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument. Facsimile signatures shall be treated the same as original signatures.

16. Litigation Costs. Should any claim be commenced between the parties hereto or their personal representatives concerning any provision of this Agreement or the rights and duties of any person in relation to this Agreement, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted to a reasonable sum as and for that party’s attorney’s fees in such action.

Please signify your agreement to the foregoing terms by signing and dating this letter in the space provided below, and return it to me at your earliest convenience.

Sincerely,

Christophe Schilling Chief Executive Officer Genomatica, Inc.

Acknowledged and Agreed:

	Date:	July 8, 2011
Michael Keane

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EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED FOLLOWING TERMINATION WITHOUT CAUSE

OR RESIGNATION FOR GOOD REASON

In consideration of the payments and other benefits set forth in the Employment Agreement dated June 30, 2011, to which this form is attached, I, Michael Keane hereby furnish GENOMATICA, INC. (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, released claims shall not include (i) any claims based on obligations created by or reaffirmed in this Release and Waiver; (ii) any vested retirement benefits or vested stock option rights; (iii) any claims which by law cannot be released, including without limitation unemployment compensation claims and workers’ compensation claims (the settlement of which would require approval by the California Workers’ Compensation Appeals Board); (iv) any claim for indemnification under the Employment Agreement, the Company’s bylaws or certificate of incorporation, or any agreement providing for the indemnification of Executive; or (v) any rights not in dispute that Executive might have under the Company’s 2008 Equity Incentive Plan or similar plan or arrangement regarding equity awards to Executive or equity interests owned by Executive.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; and (c) I have 21 days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven day revocation period has expired without my having earlier revoked this Release and Waiver, and I shall not be entitled to receive any of the benefits provided by the Employment Agreement unless and until this Release and Waiver becomes effective.

I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement. Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance benefits I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information and Inventions Agreement.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:
Michael Keane

EXHIBIT B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT